Exhibit 12.1
                                                                   03/20/02
                            MISSISSIPPI POWER COMPANY
            Computation of ratio of earnings to fixed charges for the
                     the five years ended December 31, 2001





                                                            -----------------------------------------------------------------------
                                                             1997              1998       1999            2000             2001
                                                             ----              ----        ----            ----             ----
                                                             ----------------------------Thousands of Dollars----------------------
EARNINGS  AS DEFINED  IN ITEM 503 OF REGULATION S-K:
   Earnings  Before  Interest and Income Taxes              $   113,149   $   118,232   $ 121,620      $  122,270      $   132,671
      AFUDC - Debt funds                                              0             0           0               0                0
                                                            ------------  ------------  ----------     -----------     ------------
         Earnings as defined                                $   113,149   $   118,232   $ 121,620      $  122,270      $   132,671

                                                             ==========   ===========   =========      ==========      ===========

FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                             $    19,856   $    20,567   $  20,455      $   24,595      $    18,187
   Interest on interim  obligations                                  96           943       2,750           2,450            2,520
   Amort of debt disc, premium  and expense, net                  1,577         1,446       1,432           1,313              954
   Other interest  charges                                        2,943         3,502       6,044           2,455            4,619
                                                            -----------   -----------   ---------      ----------     ------------
         Fixed charges as defined                           $    24,472   $    26,458   $  30,681      $   30,813      $    26,280
                                                            ===========   ===========   =========      ==========     ============



RATIO OF EARNINGS TO FIXED CHARGES                                4.62          4.47        3.96            3.97             5.05
                                                                 =====         =====       =====           =====             ====